News Release
www.aviatnetworks.com
Aviat Networks Reaches Agreement with JDS1, LLC

SANTA CLARA, Calif., September 14, 2016 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that it has reached an agreement with JDS1, LLC and certain other investors (collectively, the “JDS Group”) related to Aviat’s fiscal 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Under the agreement, Aviat agreed to include Wayne Barr, Jr. in its slate of director nominees for election at the 2016 Annual Meeting.

In connection with the agreement, the members of the JDS1 Group have agreed, among other things, to vote all of their shares of Aviat’s stock in favor of each of the Board of Directors’ nominees at the 2016 Annual Meeting. If the Board of Directors chooses to re-nominate Mr. Barr to stand for election at Aviat’s fiscal 2017 Annual Meeting of Stockholders, then the JDS1 Group must again vote all of their shares of Aviat’s stock in favor of each of the Board of Directors’ nominees. The members of the JDS1 Group have agreed to certain other customary standstill provisions. The agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Aviat’s legal counsel.

About Wayne Barr Jr.
Since January 2013, Mr. Barr has been Managing Director of Alliance Group of NC, LLC, a full service real estate firm in North Carolina. He is the principal of Oakleaf Consulting Group LLC, a management-consulting firm focusing on technology and telecommunications companies, which he founded in 2001. Mr. Barr also co-founded and was President from 2003 to 2008 of Capital & Technology Advisors, a management consulting and restructuring firm. Mr. Barr has served as a director of Concurrent Computer Corporation since August 2016. Mr. Barr has served as a director of HC2 Holdings, Inc. since January 2014, where he served as Chairman of the audit committee and nominating committee from January 2014 until June 2016. He has previously served on the board of directors of Anacomp, Evident Technologies, Inc., Globix Corporation, IoSat Holdings Limited, Leap Wireless International and NEON Communications.

About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than one million systems sold in over 140 countries, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations trust Aviat Networks' solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next-generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks’ high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

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Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com